Exhibit 99.1

                             NEWS RELEASE

Contact:	Matt Brown, SVP & CFO
U.S. Concrete, Inc.
817-835-4111
FOR IMMEDIATE RELEASE

U.S. CONCRETE SELLS ARIZONA PRECAST OPERATIONS

EULESS, TEXAS – December 17, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) announced today that its wholly owned subsidiary, Smith Precast., Inc., a Delaware corporation, completed the sale of substantially all of its assets for $4.27 million in cash and the assumption of certain obligations by Jensen Enterprises, Inc., dba Jensen Precast, a Nevada corporation.

U.S. Concrete President and Chief Executive Officer William J. Sandbrook said, “We are excited to have sold our Arizona precast concrete assets to Jensen Precast. This transaction, along with the sale of our California precast operations in August of this year, have moved the Company closer to our strategic goal of becoming the preeminent, publicly owned, domestic supplier of ready-mixed concrete in the United States. We now have one remaining precast plant, located in Pennsylvania, and we continue to assess strategic alternatives for that operation. The proceeds from the sale of Smith Precast will be used to repay debt under our revolving credit facility and create liquidity for earnings enhancing activities such as acquisitions and organic growth opportunities.”

For more information on this transaction, please contact U.S. Concrete at 817-835-4111 or email lrussell@us-concrete.com.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products.  As of the date of this press release, the Company has 101 fixed and 13 portable ready-mixed concrete plants, one precast concrete plant and seven producing aggregates facilities.  During 2011, these plant facilities produced approximately 4.3 million cubic yards of ready-mixed concrete from continuing operations and 3 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected and the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2011 and its subsequent filings on Form 10-Q.
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